FOR IMMEDIATE RELEASE



INVESTOR CONTACTS:   Nate Wallace                      Raj Rajaji
                     DIRECTOR, INVESTOR RELATIONS      CHIEF FINANCIAL OFFICER
                     Manugistics Group, Inc.           Manugistics Group, Inc.
                     301-984-5059                      301-984-5087

PRESS CONTACTS:      Didi Blackwood
                     VICE PRESIDENT, CORPORATE COMMUNICATIONS
                     Manugistics Group, Inc.
                     301-255-5330


                  MANUGISTICS ANNOUNCES SALE OF ADDITIONAL $50
                   MILLION OF CONVERTIBLE SUBORDINATED NOTES
                        SOLD IN RECENT PRIVATE PLACEMENT

ROCKVILLE, MD. - OCTOBER 31, 2000 - Manugistics Group, Inc. (Nasdaq: MANU) announced today that it has sold an additional $50 million principal amount of 5% Convertible Subordinated Notes due 2007 in its recent private placement, bringing the total amount sold to $250 million. The sale of the additional notes is expected to close on November 2, 2000 and will complete the private placement. The sale results from the exercise of the overallotment option that the company had granted to the initial purchasers. The notes will be convertible into Manugistics common stock at an initial conversion price of $88.125 per share.

The company will receive total net proceeds of approximately $242 million from the completed offering. As previously announced, the company expects to use the net proceeds for working capital and general corporate purposes, including capital expenditures and research and development. The company may also use portions of the net proceeds to acquire businesses, products, and technologies that complement or expand its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT MANUGISTICS GROUP, INC.
Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of supply chain optimization and eBusiness solutions. With more than 900 clients, Manugistics helps power intelligent decisions for profitable growth in leading companies such as 3Com, Amazon.com, Coca-Cola Bottling, Cisco, Commerx, Compaq, Mobil,

FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Texas Instruments, Timberland and Unilever.

For additional information regarding this announcement, contact the Manugistics Investor Relations Department at 301-984-5409.

                                       ###

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks related to quarterly performance, risks of system interruption, anticipated client benefits, delivery of software functionality, management of potential growth, and risks of new business areas, international expansion, business combinations and strategic alliances. More information about factors that potentially could affect Manugistics' financial results is included in Manugistics' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2000 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2000.

Manugistics is a registered trademark, and the Manugistics logo, the phrase "Leveraged Intelligence," and NetWORKS are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.